EXHIBIT 99.1

Press Release

TEDA TRAVEL GROUP TO COMPLETE ACQUISITION
OF LARGEST TIMESHARE COMPANY IN CHINA

HONG KONG, April 26, 2005 - /Xinhua-PRNewswire/ -- TEDA Travel Group, Inc. (OTCBB: TTVL), announced today that its acquisition of a 55% share in Teda Resort Alliance Development Co., Ltd ("TRAC") has been approved by the Commerce & Industry Department of the Tianjin Government. The Acquisition agreement was entered into in August of 2004.

Established in 1999, TRAC provides timeshare services for customers in China, and is the largest partner of RCI, a Cendant Corporation, which is the largest and most prominent timeshare operator in the world. By the end of 2004, TRAC had established a customer base of over 3,600 members and its revenues had risen to $1.8 million. To date TRAC has more than 4,000 members and has been growing rapidly due to its extensive selection of desirable hotels and resorts. TRAC has also established an extensive network of exclusive sales agents throughout China, and is currently the largest timeshare company in China with more than a 70% market share.

TEDA Travel Group CEO, Mr. Godfrey Hui said, “We are pleased we were granted approval to complete this acquisition. TRAC significantly strengthens out overall product offering, and completes an important milestone to reaching our goal of becoming a leading travel operator in China.”

About TEDA Travel Group, Inc.:

TEDA Travel is a property management company providing services to hotels and resorts throughout China. The company is responsible for the supervision and day-to-day operations of the properties it manages. In addition to its property management division, TEDA Travel also has its own portfolio of real estate investments. Leveraged on its existing core businesses and the brand name ''TEDA'', one of most recognized names in China, TEDA Travel intends to become a market leader in the fast growing Chinese travel and real estate services industry.

About Tianjin Economic and Technological Development Area (TEDA):

Tianjin Economic and Technological Development Area (TEDA) is one of earliest approved and best state-level development zones in China. TEDA has now has a developed area of 33 square kilometers (approximately 20 square miles). TEDA is located to the southeast of Tianjin City, about 45 kilometers (27 miles) away from downtown and 140 kilometers (84 miles) from Beijing. TEDA enjoys easy access to North China, Northeast China and Northwest China.

Safe Harbor Statement:

As a cautionary note to investors, certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; the Company's ability to execute its business model and strategic plans; and the risks described from time to time in the Company's SEC filings.